UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 17, 2015

THE WENDY’S COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-2207	38-0471180
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

One Dave Thomas Blvd.
Dublin, Ohio 43017
(Address of principal executive offices, including ZIP code)
(614) 764-3100
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                  Regulation FD Disclosure.
On July 17, 2015, The Wendy’s Company (the “Company”) completed the previously announced purchase of 18,416,313 shares of its common stock, par value $0.10 per share, from Nelson Peltz, Peter W. May and Edward P. Garden (who are members of the Company’s Board of Directors), certain of their family members and affiliates, investment funds managed by Trian Fund Management, L.P. (an investment management firm controlled by Messrs. Peltz, May and Garden, “TFM”), and the general partner of certain of those funds (together with Messrs. Peltz, May and Garden, certain of their family members and affiliates and TFM, the “Trian Group”), at a purchase price of $11.45 per share, for an aggregate purchase price of approximately $210.9 million.
The purchase price per share paid to the Trian Group was equal to the purchase price per share paid to stockholders whose shares were purchased in the Company’s recently completed $639.0 million modified “Dutch Auction” tender offer (the “Offer”).  The number of shares purchased by the Company from the Trian Group represented a pro rata amount of the shares held by the Trian Group prior to the commencement of the Offer, based on the number of shares the Company purchased from other stockholders in the Offer.
The information in this Current Report on Form 8-K shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities under that section. Furthermore, the information in this Current Report on Form 8-K shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

THE WENDY’S COMPANY

By:	/s/ Dana Klein
Name:	Dana Klein
Title:	Senior Vice President – Corporate and Securities Counsel and Assistant Secretary

Dated: July 17, 2015